SYSTEMS RECEIVES FUNDING

STAFFORD, TEXAS - SEPTEMBER 15, 2004 - SYSTEMS EVOLUTION INC., (OTC BB: SEVI) an information technology services company, announced today that it has entered into an agreement with institutional and accredited investors for the purchase of convertible promissory notes in the amount of up to $2,500,000 bearing an interest rate of 8% per annum. The convertible promissory notes are convertible into shares of the Company's Common Stock. To date Systems Evolution has issued $1,825,000 in convertible notes and warrants to purchase 36,500,000 shares of our common stock under this agreement and received approximately $1,542,417 in proceeds.

Additionally on August 31, 2004, the Company entered into a Lock-Up Agreement with the following shareholders: Robert C. Rhodes, Richard N. Hartmann, Willie
A. Jackson, Jr. and Patrick L. Anderson. In this Agreement, the Shareholders agreed with us not to sell or otherwise dispose of any of the shares of the Company's Common Stock owned by them for a period of two years.

Systems Evolution will use the proceeds of this financing to complete the acquisition of Duration Software, pay debt of approximately $300,000, add additional executive management and continue its acquisition strategy.

According to Robert Rhodes, Chief Executive Officer of Systems Evolution, "This financing demonstrates investor confidence in our company and reflects positively on our ability to provide superior information technology services to our long-term customers and partner relationships. This relationship should allow us the ability to aggressive pursue our acquisition strategy, close significant new business and create long-term shareholder value."

Systems Evolution Inc., (OTC BB: SEVI), http://www.systemsevolution.com, founded in 1993, is an information technology services company focused on delivering outstanding value in the IT outsourcing and consultancy industry. The Company has been successful over the last decade adapting and implementing new technologies as they emerge, with a commitment to long-term customer and partner relationships. SEI focuses on providing value to its clients by helping them maintain, integrate, and extend their legacy systems, and plan for the future with strategic business technology, infrastructure, and application development.

The securities have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933

SAFE HARBOR STATEMENT
The statements in this release relating to future product availability and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, the future market price of SEVI common stock and the Company's ability to obtain necessary future financing.

Contact:
          FOCUS Partners LLC
          David Zazoff
          (212) 752-9445
          sevi@focuspartners.com